Press Release

DATE:  December 12, 2007

GOLDEN WEST BREWING ANNOUNCES

MARK SIMPSON AS NEW PRESIDENT

Chico, California. -Golden West Brewing Company, Inc. (OTCBB - GWBC) announced today that Mark Simpson has been named President.

Mark has over twenty years experience in brewing and winemaking. He has extensive experience in product development, supply chain and purchasing, quality assurance, public relations and marketing. Since graduating from the UBC Microbiology program, Mark has worked with Molson Breweries, working with their core brands, as well as brewing international brands under license such as: Lowenbrau, Coors and Kirin.  This first assignment led to a nine year stay as Brewmaster at Vancouver’s Granville Island Brewing, where he developed several award winning brands. In 2001, Mark joined RJ Spagnols, a division of Vincor International, in a winemaking role, as Director of Research & Development and Quality Assurance. In 2005, Mark founded Artisan Food and Beverage Group, (www.artisangroup.ca) where he has consulted for large and small brewing clients in the US and Canada as well as being part of the professional judge panel for both the GABF ™ and the World Beer Cup. ™

The assignment with Golden West Brewing Company is very exciting for Mark as he explains:  “Golden West and our subsidiary Butte Creek Brewing are poised for sustained growth. We are in the heart of the Craft Brewing movement in the USA, with the large markets of LA, San Francisco, Portland and Seattle close at hand. Organic and Natural beverages are a high growth category and our strategy is to lead this category with well packaged, high quality products and alliances with like minded companies to achieve synergies and economies of scale. The timing couldn’t be better to enter a high growth phase for our companies.”

John Power, CEO, added: “We are extremely fortunate to have been able to attract a professional of Mark’s extensive experience and expertise.  We are confident that the impact of his contributions will be felt immediately.”

Mark’s first order of business is to build a profitable business platform with our core brands, expand production capacity and ensure positive returns for shareholders.

For more information contact:

Mark Simpson, 604-862-3420, marks@telus.net

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.   Golden West through its wholly owned subsidiary, Golden West Brewing Company, acquired the assets and certain liabilities of Butte Creek Brewing Company of Chico, California in August 2005.  Founded in 1996, Butte Creek Brewing Company has pioneered the organic beer movement in the USA and is affectionately known as “The Official Beer of Planet Earth” ™

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)